Exhibit 2.09


                         NOTICE OF INTEREST CONVERSION
                         -----------------------------


TO:         TEXAS COMMERCE BANK NATIONAL ASSOCIATION, in its capacity as Agent
(the "Agent") under that certain Amended and Restated Credit Agreement dated as of November __, 1996 (as the same may be amended, modified, increased, supplemented and/or restated from time to time, the "Credit Agreement"), entered into by and among WEINGARTEN REALTY INVESTORS ("Borrower"), the Banks on the signature pages thereto, the Agent, and NATIONSBANK OF TEXAS, N.A., as Documentary Agent and COMMERZBANK, A.G., as Co-Agent thereunder.

          Pursuant to Section 2.09 of the Credit Agreement, this Notice of Interest Conversion (the "Notice") represents the Borrower's election of [insert one or more of the following]:

     1. Use if converting LIBOR Rate Advances to Effective Federal Funds Rate Advances.

     Convert $________ in aggregate principal amount of LIBOR Rate Advances with a current Interest Period ending on ________, 19__, to Effective Federal Funds Rate Advances on ________, 19__; and

     2.          Use  if  continuing  the  balance  as  LIBOR  Rate  Advances.

Continue $________ in aggregate principal amount of LIBOR Rate Advances with a current Interest Period ending on ____________, 19__, to a new Interest Period commencing on _________________, 19__, and ending on ________, 19__.

          Unless  otherwise  defined  herein,  terms  defined  in  the  Credit
Agreement  shall  have  the  same  meanings  in  this  Notice.

          Dated:  ________,  19__.

                                   WEINGARTEN  REALTY  INVESTORS



                                   By:
                                   Name:
                                   Title:





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